EXHIBIT 99.1

January 24, 2017

To Our Members:

I am pleased to announce that the Board of Directors of the Federal Home Loan Bank of Chicago (Bank) has increased the dividend declared per share on both sub-classes of capital stock. The Board decided to increase the dividends, in part, based on our decision to begin repurchasing excess stock on a weekly basis beginning on Thursday, January 26, which will allow us to more effectively manage our balance sheet in the long term.

Based on the Bank’s preliminary financial results for the fourth quarter of 2016, the Board of Directors:

•	increased the dividend declared on Class B1 activity capital stock (activity stock) by 20 basis points to 3.00% (annualized); and

•	increased the dividend declared on Class B2 membership capital stock (membership stock) by 25 basis points to 0.85% (annualized).
The actual effective combined dividend rate on the total stock held by each member will depend on its level of activity with the Bank during the fourth quarter and the relative number of shares of activity and membership stock. The dividend will be paid by crediting your account on February 14, 2017.

The Board of Directors is paying a higher dividend per share on Class B1 activity stock than on Class B2 membership stock to recognize members that use the Bank’s advances; this activity contributes to the overall health of the entire cooperative. The higher dividend, in effect, lowers your cost of doing business with the Bank.

Weekly Repurchase of Excess Stock Begins January 26, 2017
The Bank will begin repurchasing all excess Class B2 stock on a weekly basis at par value this Thursday, January 26; this process requires no action on your part. Proceeds from the transaction will appear in your interest-bearing DID accounts on the next business day. Click here to read the FAQ distributed last November. Reducing excess Class B2 stock helps us to optimize the use of your capital stock, which in turn facilitated the increase in the dividends on both sub-classes of capital stock.

As always, thank you for your membership in—and for using—the Federal Home Loan Bank of Chicago.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We

EXHIBIT 99.1

caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement new or enhanced products or programs, the impacts to us from the Federal Housing Finance Agency’s final membership rule, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited.